Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of our report dated February 22, 2007 on the financial statements of Ascend Acquisition Corp. as of December 31, 2006 and 2005 and for the year ended December 31, 2006, the period from December 5, 2005 (inception) to December 31, 2005 and the amounts included in the cumulative columns from December 5, 2005 (inception) to December 31, 2006, which appear in such Registration Statement. We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/    GOLDSTEIN GOLUB KESSLER LLP

GOLDSTEIN GOLUB KESSLER LLP

New York, New York

April 16, 2008